EXHIBIT 10.1

ASSIGNMENT AGREEMENT

THIS ASSIGNMENT AGREEMENT (the “Agreement”) is entered into as of February 18, 2013, by and between Janus Resources, Inc. (formerly Entheos Technologies, Inc.) (“Janus”) a Nevada corporation with a principal place of business located at 430 Park Avenue, New York, New York 10022 and Leexus Oil LLC (“Leexus”) a Texas limited liability corporation with a principal place of business located at P.O. Box 726, Giddings, Texas 78942. Assignor and Assignee may hereinafter be referred to individually as a “Party” or collectively as the “Parties.”

RECITALS:

WHEREAS, on September 9, 2008, Janus entered into a participation agreement with Leexus pursuant to which Janus purchased a 20% working interest and 15% net revenue interest to the Haile#1 Well located in Frio County, Texas (the “Haile Well”) from Leexus as further set forth on Exhibit A hereto;

WHEREAS, on September 9, 2008, Janus entered into a participation agreement with Leexus pursuant to which Janus purchased a 20% working interest and 15% net revenue interest to the Onnie Ray#1 Well located in Lee County, Texas (the “Onnie Ray Well”) from Leexus as further set forth on Exhibit B hereto;

WHEREAS, on September 9, 2008, Janus entered into a participation agreement with Leexus pursuant to which Janus purchased a 20% working interest and 15% net revenue interest to the Stahl#1 Well located in Fayette County, Texas (the “Stahl Well”) from Leexus as further set forth on Exhibit C hereto;

WHEREAS, on October 15, 2008, Janus entered into a participation agreement with Leexus pursuant to which Assignor purchased a 20% working interest and 15% net revenue interest to the Pearce#1 Well located in Frio County, Texas (the “Pearce Well”) from Leexus as further set forth on Exhibit D hereto (the Haile Well, Onnie Ray Well, Stahl Well and Pearce Well are hereinafter referred to collectively as the “Wells”); and

WHEREAS, Janus desires to sell to Leexus, and Leexus desires to purchase from Janus, all of Janus’ interest in the Wells on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt is hereby acknowledged by the Parties, the Parties agree as follows:

1. Payment. As payment for the Wells, Leexus shall (i) assume and be liable for the $11,366.78 owed by Janus to Leexus for work performed on the Wells as of the date of this Agreement and (ii) assume and be liable for all future payments for any and all work performed on the Wells.

2. Assignment. Upon Janus’ receipt of a “Settlement Statement” from Leexus showing that there are not outstanding funds due to Leexus from Janus for the Wells, Janus will execute an Assignment and Bill of Sale conveying Janus’ interests in the Wells to Leexus. It is understood and agreed by the Parties that the interests in the Wells to be assigned in and to the Wells shall be made on an “as-is, where-is” basis and Janus expressly disclaims any warranty of any kind. Janus will provide Leexus a copy of the Assignment and Bill of Sale for its review and consideration prior to execution of this Agreement. Acceptance and execution of this Agreement by Leexus shall be deemed acceptance of the Assignment and Bill of Sale form.

3. Warranty Disclaimer. Janus makes no warranty of title, express or implied, with respect to the Wells or any leasehold or other right(s) acquired hereunder. Leexus’ interest in and to the Wells will be acquired on an “as-is, where-is” basis.

4. Entire Agreement. This Agreement constitutes the entire agreement by and between Janus and Leexus and may not be altered or amended except in writing signed by both Parties.

5. Governing Law. This Agreement shall be governed by the laws of the State of New York.

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